Exhibit 23.4

                    [LETTERHEAD OF SERGE YABLONSKY]



                    Consent of Independent Auditors

Board of Directors
AUTOLIV AB
Box 70381
S-107 24 Stockholm
SUEDE

               We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Autoliv ASP Employee Investment Plan (the "Form S-8") and to the use of our report dated January 27, 1997, with respect to the financial statements of Livbag SA and Livbag SNC, as of December 31, 1996, included in the Proxy Statement/Prospectus/Exchange Offer that is made a part of the Registration Statement on Form S-4 of Autoliv, Inc. (File No. 333-23813) which, in turn, has been incorporated by reference in the Form S-8.


Paris, France
April 30, 1997


/S/ S. YABLONSKY
S. Yablonsky
Statutory auditor